EXHIBIT 13.3

CONSENT OF EXPERT

I have reviewed the Annual Report of Avino Silver & Gold Mines Ltd. on Form 20-F for the fiscal year ended December 31, 2011, which includes information derived from my technical reports on the Property in the Durango Mining District of Mexico dated March 12, 2012 entitled "Tailings Retreatment Process Option Update", and I concur that the information as set forth is an accurate summary of my reports. I further consent to the use in this Form 20-F of the reference to myself as an expert in the Annual Report.

Date: May 11, 2012	/s/ Hassan Ghaffari
Hassan Ghaffari, P.Eng.